===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13D-2

                               (AMENDMENT NO. 20)

                                STORAGE USA, INC.

                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                   861907 10 3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                           JEFFREY A. KLOPF, SECRETARY
                       SECURITY CAPITAL GROUP INCORPORATED
                               125 LINCOLN AVENUE
                           SANTA FE, NEW MEXICO 87501
                                 (505) 982-9292
       ------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                NOVEMBER 21, 2001
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|.


                         (Continued on following pages)
                              (Page 1 of 11 Pages)
===============================================================================

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 2 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Group Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            36-3692698

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 3 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            SC Capital Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2985638

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 4 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            SC Realty Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            88-0330184

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 5 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Operations Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            52-2146697

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 6 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Holdings II Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2993367

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 7 of 11
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Holdings III Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2993369

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   |_|

                                                                     (b)   |_|
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           |_|
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           |_|
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

            This Amendment No. 20 (this "Amendment") is filed by Security Capital Group Incorporated ("Security Capital"), a Maryland corporation, SC Capital Incorporated, a Nevada corporation and wholly owned subsidiary of Security Capital ("SC Capital"), SC Realty Incorporated, a Nevada corporation and wholly owned subsidiary of SC Capital ("SC-Realty"), Security Capital Operations Incorporated, a Maryland corporation and wholly owned subsidiary of SC-Realty ("Operations"), Security Capital Holdings II Incorporated, a Delaware corporation and wholly owned subsidiary of Operations ("Holdings II"), and Security Capital Holdings III Incorporated, a Delaware corporation and wholly owned subsidiary of Holdings II ("Holdings III"), and amends the
Schedule 13D originally filed by Security Capital U.S. Realty and Security Capital Holdings S.A. (as previously amended, including by adding Security Capital and SC-Realty as reporting persons, the "Schedule 13D"). This Amendment relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Storage USA, Inc., a Tennessee corporation ("Storage"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D.

ITEM 4.  PURPOSE OF THE TRANSACTION

Item 4 is hereby amended to add the following:

            As previously reported, pursuant to the New Waiver, dated October 31, 2001, on November 5, 2001, Security Capital submitted a Proposal to effect an extraordinary transaction with Storage. The New Waiver by its terms expired on November 21, 2001. On November 21, 2001, Storage and Security Capital entered into a further waiver (the "New Extension") to extend the terms of the New Waiver until December 10, 2001, to the extent, but only to the extent, necessary to permit Security Capital, if it so desires, to continue to engage in discussions and negotiations with the Special Committee and its agents and representatives concerning the terms and conditions of such proposal to effect such an extraordinary transaction. A copy of the New Extension is attached hereto as Exhibit 21 and is incorporated herein by reference, and the description thereof herein is qualified in its entirety by reference thereto.



ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 21 Letter, dated November 21, 2001, from Storage USA, Inc. to Security Capital Group Incorporated.

Exhibit 22  Storage USA, Inc. Press Release dated November 21, 2001.

                                    SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                         SECURITY CAPITAL GROUP INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                            ---------------------------------
                                            Name: Jeffrey A. Klopf
                                            Title:   Senior Vice President
                                                     and Secretary

                                         SC CAPITAL INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                            ---------------------------------
                                            Name: Jeffrey A. Klopf
                                            Title:   Secretary

                                         SC REALTY INCORPORATED


                                         By:   /s/ Jeffrey A. Klopf
                                             --------------------------------
                                             Name: Jeffrey A. Klopf
                                             Title:   Secretary

                                         SECURITY CAPITAL OPERATIONS
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                            ---------------------------------
                                            Name: Jeffrey A. Klopf
                                            Title:   Secretary

                                         SECURITY CAPITAL HOLDINGS II
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                            ---------------------------------
                                            Name: Jeffrey A. Klopf
                                            Title:   Secretary

                                         SECURITY CAPITAL HOLDINGS III
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                            ---------------------------------
                                            Name: Jeffrey A. Klopf
                                            Title:    Secretary
            November 21, 2001

                                 EXHIBIT INDEX


EXHIBIT                           DESCRIPTION
-------                           -----------

21 Letter, dated November 21, 2001, from Storage USA, Inc. to Security Capital Group Incorporated.

22           Storage USA, Inc. Press Release dated November 21, 2001.